September 2017

Golden Grain Energy

Energy for a Clean Environment

Ethanol Connection

Golden Grain Energy LLC

@ggecorn

Eclipse can't upstage PAC golf outing



Clouds may have obscured the Aug. 21 solar eclipse for those in North Iowa, but there were bright smiles at the GGE Friends of Ethanol PAC annual golf outing. The day raised more than $15,000, with record attendance at the evening dinner. Grant Menke of the Iowa Renewable Fuels Association gave an update of recent regulatory activities, most of which pertain to the vapor pressure waiver for E15.

Funds raised by the PAC are used to educate and support state and national elected officials who are supportive of ethanol and renewable fuels.

Pink at the Pump:

E15 sales support breast cancer causes

A group of Iowa retailers has joined forces with the Iowa Renewable Fuels Association (IRFA), Iowa Corn Promotion Board (ICPB), National Breast Cancer Foundation (NBCF), and The Hormel Institute to help combat breast cancer through the use of cleaner-burning E15.


E15
Pink
AT THE
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CHOOSE E15

Participating stations will donate 3-cents for every gallon of E15 purchased throughout the entire month of October to National Breast Cancer Foundation and The Hormel Institute.

Dirt work begins soon to prep for plant expansion

A 30 million gallon expansion of Golden Grain Energy's plant has been approved by the board with a cost of approximately $31 million.

Plant officials anticipate beginning some dirt work this fall, with the majority of work to begin in spring 2018 once environmental permits have been modified.

As part of the project, the main entrance into GGE will be relocated to Pierce Avenue, with new scales and an office building to be built on that road. This change will help ease traffic flow which is currently a safety concern on and off GGE property.

The full expansion is expected to be online in the spring of 2019.

Other projects under way in Golden Grain's neighborhood include Golden Renewables and Golden Advanced Proteins. At this point, GGE is anticipating receiving steam from Golden Renewables sometime this month. We expect to benefit from the steam by reducing our natural gas usage and increasing ethanol throughput.

Golden Grain is continuing conversations with Golden Advance Proteins and assisting with the feed trials that are in the works.



GGE's efficiency efforts pay off

Golden Grain Energy is committed to finding ways to continuously improve production and throughput, which enhances net income and the improvements made during the May 2017 shutdown are paying off.

During the third fiscal quarter, which ended July 31, 2017, GGE saw a 3 percent increase in ethanol gallons produced and a 9 percent increase in corn oil production over the same period of 2016. These production increases led to a slight decrease in DDGS produced; but, DDGS is the least profitable product with relative values of corn averaging well below 100 percent.

These quantity improvements were enough to offset the 2 percent drop in average ethanol price in Q3 2017 as compared to Q3 2016 and made revenues for the third quarter very strong.

While quarterly corn prices dropped 9 percent, natural gas was up 19 percent but still remains historically low at sub $3.00/MMBTU. The numbers on the balance sheet that seem to fluctuate the most are cash, which is down due to the distributions in Dec 2016 and June 2017, and construction in progress.

Several equipment projects were implemented during the third quarter, the largest of which was the tie-in system to the co-generation plant, Golden Renewable Energy (GRE). By mid-September GGE was accepting very small amounts of steam from GRE. The increased amounts of steam received from GRE is anticipated to increase ethanol production as well as lower the natural gas usage of GGE.

Production continues to cruise in the final quarter of 2017. Over the last two months ethanol production has hit records (twice!), conversion of corn into ethanol has hit a record, and the DDGS relative value to corn has crept up slightly. If ethanol prices remain strong, this trend could lead to a nice ending to another great year in the ethanol industry.

Should you cross paths with them, please be sure to thank the hard working staff of GGE for their extra efforts to work in as safe, environmentally friendly, and most efficient manner as possible.

The complete 10-Q for third quarter can be found on the SEC website or by following the investor link at www.ggecorn.com.

— Christy Marchand, CFO

BALANCE SHEET	July 31, 2017	October 31, 2016
Current Assets	$ 44,621,053	$ 48,098,413
Total Assets	$ 134,292,985	$ 140,763,906
Current Liabilities	$ 8,065,091	$ 9,237,168
Long-term liabilities	$ 448,646	$ 449,066
Members Equity	$ 125,779,248	$ 131,077,672
Book Value per Unit	$ 6.33	$ 6.60

INCOME STATEMENT	Three Months Ended 7/31/2017	Three Months Ended 7/31/2016	Nine Months Ended 7/31/2017	Nine Months Ended 7/31/2016
Revenues	$ 49,760,291	$ 48,641,969	$ 156,784,396	$ 148,934,083
Gross Profit	3,725,862	6,983,670	16,569,605	10,558,498
Equity in Net Income from Investments	996,733	1,830,948	5,591,396	5,684,572
Net Income	$ 3,840,574	$ 8,346,905	$ 19,542,826	$ 14,168,534
Net Income per Unit	$ 0.19	$ 0.42	$ 0.98	$ 0.71
Distribution Paid	$ 0.50	$ 0.25	$ 1.25	$ 0.95

ACE hosts market development webinar

The American Coalition for Ethanol (ACE) Senior Vice President, Ron Lamberty, hosted the third quarter webinar of ACE's webinar series on Sept. 12. The webinar covered the organization's market development work and highlighted legislative and policy priorities that can make a difference in marketing higher ethanol blends, including a timely update on Reid vapor pressure (RVP) relief, as the RVP restriction for E15 ended days later, on Sept. 15.

To view the webinar and download the presentation slides, visit ethanol.org/events/webinar.

Mixed news on export opportunities

While the Vietnamese government has notified the U.S. that it will resume imports of American dried distillers grains (DDGS) soon, Brazil is putting quota and tariffs on ethanol imported from the United States.

Vietnam & DDGS

Vietnam had suspended imports in December after it reportedly found quarantine pests in shipments of U.S. DDGS. Before halting imports, Vietnam was the third- largest market for U.S. DDGS, buying more than $230 million last year.

The resolution of this issue also opens the way for corn and wheat shipments, which were restricted due to previous treatment requirements, USDA and USTR said in a statement. The official word from the U.S. government comes after the U.S. Grains Council reported that Vietnam had agreed to resume imports.

DDGS are a by-product of ethanol production and are used as feed for livestock.

Between 2007 and 2016, annual U.S. exports of DDGS worldwide grew from $392 million to $2.16 billion.

"This is great news and I am pleased that the U.S. exporters will once again be able to ship DDGS to Vietnam, which is one of the fastest-growing global markets for U.S. agriculture," Agriculture Secretary Sonny Perdue said in a statement. "Expanding markets around the world can only help American agriculture."

Brazil & Ethanol

In late August, the Brazilian Chamber of Foreign Trade approved a recommendation to impose a 20 percent tariff on U.S. ethanol imports beyond a 600 million liter (158.5 million gallons) tariff rate quota.

In 2016, the US exported 267 million gallons of ethanol to Brazil, our nation's top export market for ethanol.

ACE outlines ethanol priorities for reg reform

The American Coalition for Ethanol (ACE) Executive Vice President Brian Jennings testified on Sept. 6 during the public hearing in Washington, D.C. on the Environmental Protection Agency's Reconsideration of the Final Determination of the Midterm Evaluation (MTE) of Greenhouse Gas Emissions Standards for Model Year (MY) 2022-2025 Light-Duty Vehicles.

"...We are encouraged by EPA's reconsideration of the final determination and applaud the Agency for inviting comment on the 'impact of the standards on advanced fuels technology, including...the potential for high-octane blends,'" Jennings said.

The EPA has a 45-day public comment period open until Oct. 5, inviting stakeholders to submit data and information they believe relevant to the Administrator's reconsideration of the January 2017 MTE final determination.

Expanded E15 in North Iowa

Now available at 135 stations across the state

In recent weeks four Iowa retailers have added E15 as a new fuel choice at 10 stations, including several in North Iowa.

Kwik Star, a retailer based out of Wisconsin, added E15 to seven Iowa stations. Over the course of the next few years, Kwik Trip – which operates in Iowa under the name "Kwik Star" – intends to add E15 to almost all of its 550 locations in Wisconsin, Minnesota, and Iowa. Those that added E15 recently include stations in Charles City, Cedar Falls, Hampton, Decorah and Waterloo.

Iowa-based Kum & Go added E15 to a location in Ames. Kum & Go is actively adding the fuel to all new locations. Motorists can now purchase E15 from 58 Kum & Go stores across Iowa.

The last two locations – Super Mart in Oelwein and Best Food Mart in Des Moines – are independently owned. In addition to E15, Super Mart offers E10 and Best Food Mart offers E85.

Not all stations advertise or label their E15 availability at the pump, so look for a brochure.

"More and more retailers are recognizing that E15 is a lower-cost, higher-performing option that customers want," said Iowa Renewable Fuels Association (IRFA) Executive Director Monte Shaw. "The fuel is now available in more locations than ever before. It is only a matter of time before it is the number one fuel choice for all motorists across the state."

E15 is the cleanest fuel available to all 2001 and newer vehicles. It reduces emissions of both greenhouse gases and cancer-causing chemicals.

"Considering E15 is the newest fuel on the market, there are a lot of environmental and health benefits people may not realize," said IRFA Managing Director Lucy Norton. "After all, what goes in that fuel tank is going to come out the tailpipe. Consumers deserve to know there is a healthier option available."

Golden Grain Energy
1822 43rd St. SW
Mason City, IA 50401

Until next time ... Plan now for 2018 annual meeting

Golden Grain Energy will host its annual meeting Feb. 19, 2018, at the Knights of Columbus Hall in Mason City. Registration and lunch will begin at noon, with the meeting following at 1 p.m.

Directors whose seats are up for election next year include: Jim Boeding and Duane Lynch. Nominating committee members are Jerry Calease, Marion Cagley and Bob Keeple. Anyone interested in being nominated should contact one of those individuals or the Golden Grain Energy office by Dec. 8. Directors are elected at-large and serve a three-year term.

Additional information about the annual meeting will be mailed in early January, including proxy cards..

Golden Grain Energy, LLC

641-423-8525
888-GGE-CORN
Fax: 641-421-8457
www.ggecorn.com
info@ggecorn.com

OUR MISSION:
Add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve.